Dated [●] 2015

Public Joint-Stock Company Commercial Bank “PrivatBank”

as Borrower

and

ICBC STANDARD BANK PLC
acting as Lender

and

UK SPV Credit Finance plc

acting as New Lender

SUPPLEMENTAL SUBORDINATED LOAN AGREEMENT

IMAGE OMITTED
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and interpretation	3
2 Amendments	3
3 Substitution	11
4 Borrower’s and New Lender’s Representations and Warranties	12
5 Assignments and Transfers	12
6 Status of the Subordinated Loan Agreement	12
7 Contracts (Rights of Third Parties) Act 1999	13
8 Law and Jurisdiction	13
9 Single Agreement	14
10 Counterparts	14
11 Governing Language	14
12 Permit	15
13 Central Bank Registration and Signing of the Supplemental Trust Deed	15

THIS SUPPLEMENTAL SUBORDINATED LOAN AGREEMENT is dated [●] 2015 and made between:

(1)	PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”, registered under the laws of Ukraine, whose registered office is at 50 Naberezhna Peremohy, Dnipropetrovsk, Ukraine 49094 (the “Borrower”);
(2)	ICBC STANDARD BANK PLC, incorporated under the laws of England, whose registered office is at 20 Gresham Street, London, EC2V 7JE, United Kingdom (the “Lender”); and
(3)	UK SPV CREDIT FINANCE PLC, incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom, as new lender (the “New Lender”).

Whereas

(A)	At the request of the Borrower, the Lender made available to the Borrower a single disbursement subordinated credit term loan (the “Subordinated Loan”) in the amount of U.S.$150,000,000 on the terms and subject to the conditions of a subordinated loan agreement dated 3 February 2006 (the “Subordinated Loan Agreement”).
(B)	Pursuant to an extraordinary resolution passed by the beneficial holders of the outstanding U.S.$ 150,000,000 5.799 per cent. Loan Participation Notes due 202016 issued by, but without recourse to, the Lender the (“Noteholders”) on [●] 2015 (the “Extraordinary Resolution”), the Noteholders sanctioned certain amendments to the Subordinated Loan Agreement and the holders of the Notes have authorised BNY Mellon Corporate Trustee Services Limited, in its capacity as trustee under the Notes (as defined herein) to agree to the modification of and certain amendments to the Subordinated Loan Agreement, pursuant to this Supplemental Subordinated Loan Agreement.
(C)	Certain amendments will be made to the Subordinated Loan Agreement, including the substitution, in place of the Lender, of the New Lender as lender under the Subordinated Loan, as set out in this Supplemental Subordinated Loan Agreement.
(D)	This Supplemental Subordinated Loan Agreement is supplemental to, and should be read in conjunction with, the Subordinated Loan Agreement.
1	Definitions and interpretation

Terms defined or construed in the Subordinated Loan Agreement shall have the same meaning when used in this Supplemental Subordinated Loan Agreement.

2	Amendments

With effect from the Effective Date as set out in Clause 13 (Central Bank Registration and Signing of the Supplemental Trust Deed), the Subordinated Loan Agreement shall be amended as follows:

2.1           Amended Definitions

Clause 1.1 (Definitions) of the Subordinated Loan Agreement shall be amended as follows:

2.1.1	the definitions of “Account”, “Agency Agreement”, “Fees Indemnity Letter”, “Fee Letters”, “Interest Payment Date”, “Interest Rate”, “Notes”, “Principal Paying Agent”, “Repayment Date”, “Stock Exchange”, “Tier 2 Capital” and “Trustee” shall be deleted and replaced with the following definitions:

““Account” means the account with the account number [●] in the name of the Lender with The Bank of New York Mellon, London Branch;

“Agency Agreement” means the paying agency agreement relating to the Notes dated 9 February 2006 between the Lender (as issuer of the Notes), the Trustee and the Principal Paying Agent and the Paying Agent, as amended from time to time;

“Fees Indemnity Letter” means the fees indemnity letter dated [●] 2015 among the Borrower, the Lender, the Agents and the Trustee;

“Fee Letters” means each of the New Lender Fee Letter and the Fees Indemnity Letter;

“Interest Payment Date” means 9 February and 9 August in each year in which the Subordinated Loan remains outstanding with the last Interest Payment Date falling on the Repayment Date;

“Interest Rate” means 11 per cent.;

“Notes” means the outstanding U.S.$150,000,000 11 per cent. loan participation notes due 2021 issued by the Lender pursuant to the Trust Deed on 9 February 2006 for the sole purpose of financing the Subordinated Loan;

“Principal Paying Agent” means The Bank of New York Mellon, London Branch;

“Repayment Date” means 9 February 2021 or, if such day is not a Business Day, the next succeeding Business Day;

“Stock Exchange” means the SIX Swiss Exchange;

“Tier 2 Capital” has the meaning ascribed to the term “додатковий капітал” (dodatkovyi kapital) in Article 30 of Law of Ukraine “On Banks and Banking Activity” dated 7 December 2000 and in the Banking Activity Instruction, each as in effect on the date of this Agreement and as may be amended from time to time;

“Trustee” means BNY Mellon Corporate Trustee Services Limited, as trustee under the Trust Deed and any successor thereto as provided thereunder;”

2.1.2	the following definitions shall be added:

““Amended Drawdown Date” means the Effective Date;

“Banking Activity Instruction” means the Instruction on the Regulation of the Activity of Banks in Ukraine, approved by Resolution of the Board of the Central Bank No. 368 dated 28 August 2001 as in effect on the date of this Agreement and as may be amended from time to time;

“Effective Date” means the date of execution and delivery of a supplemental trust deed between the Lender, ICBC Standard Bank Plc and the Trustee relating to the Notes, subject to the registration of amendments to this Subordinated Loan Agreement introduced by a supplemental subordinated loan agreement between the Borrower, the Lender and UK SPV Credit Finance plc as new lender dated [●] 2015 (the “Supplemental Subordinated Loan Agreement”) with the Central Bank;

“First Interest Payment Date” means 9 August 2015;

“First Interest Period” means the period beginning on and including the Amended Drawdown Date and ending on (but excluding) the First Interest Payment Date;

“New Lender Fee Letter” means the fees and expenses letter dated [●] 2015 between the Lender and the Borrower;”

2.1.3	the following definitions shall be deleted in their entirety: “Benchmark Treasury”, “Initial Interest Rate”, “Initial Interest Term”, “LIBOR”, “Margin”, “Reference Rate”, “Regulatory Rate”, “Step-Up Interest Term”, “Step-Up Interest Rate” and “Treasury Rate”.

2.2           Amended Clauses

The following clauses of the Subordinated Loan Agreement shall be amended as follows:

2.2.1	Clause 2.3 (Subordination) shall be deleted and replaced with the following:

“2.3 Subordination

On the occurrence of a Bankruptcy Event and so long as such Bankruptcy Event is continuing, the claims of the Lender with respect to the repayment of the Subordinated Loan under this Agreement shall be subordinate in right of payment to the claims of all other creditors preferred by virtue of applicable Ukrainian laws governing liquidation of Ukrainian banks. All other claims of the Lender to the Borrower hereunder shall rank in the order prescribed under applicable Ukrainian legislation.”;

2.2.2	Clause 4 (Interest Periods) shall be deleted and replaced with the following:

“4 Interest Periods

The period for which the Subordinated Loan is outstanding shall be divided into successive semi-annual periods (except for the First Interest Period), each of which (other than the First Interest Period, which shall commence on (and shall include) the Amended Drawdown Date) shall start on (and shall include) an Interest Payment Date and shall end on (but shall exclude) the first, or the next following, Interest Payment Date (each, an “Interest Period”).”

2.2.3	Clause 5.1 (Payment of Interest) and Clause 5.2 (Calculation of Interest) shall be deleted and replaced with the following:

“5.1 Payment of Interest

As set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to each Interest Payment Date (including the First Interest Payment Date), in respect of the relevant Interest Period, pay to the Account accrued and unpaid interest (calculated to but excluding the last day of the relevant Interest Period, which in the case of the First Interest Period is the First Interest Payment Date) on the outstanding principal amount of the Subordinated Loan calculated in accordance with Clause 5.2 (Calculation of Interest). For the avoidance of doubt, interest shall not be capitalised and shall not be paid in advance of the disbursement of the Subordinated Loan or prior to the relevant Interest Payment Date.

5.2 Calculation of Interest

The Borrower shall calculate the amount of interest accruing on the outstanding principal amount of the Subordinated Loan on a monthly basis, in accordance with its procedures for accounting for interest and fee income and expense. The Borrower will pay interest semi-annually in U.S. dollars to the Account in accordance with Clause 5.1 (Payment of Interest) on the outstanding principal amount of the Subordinated Loan at the rate of 11 per cent. per annum (the “Interest Rate”). Interest shall accrue from day to day, starting from (and including) the Amended Drawdown Date to (but excluding) the Repayment Date. The amount of interest payable in respect of the Subordinated Loan for any Interest Period (other than the First Interest Period) shall be calculated by applying the Interest Rate to the outstanding principal amount of the Subordinated Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any other period (including the First Interest Period), it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.”

2.2.4	Clause 5.4 (Suspension of Interest Payments) and Clause 5.5 (Period of Suspension) shall be deleted in their entirety.
2.2.5	Clause 5.4 (Payment of Accrued Interest) shall be inserted directly after Clause 5.3 (Assumption when Calculating Interest):

“5.4 Payment of Accrued Interest

The Borrower shall pay to the Lender on the First Interest Payment Date all accrued and unpaid interest on the outstanding principal amount of the Subordinated Loan in accordance with Clause 5.2 (Calculation of Interest) at the rate of 5.799 per cent. per annum from and including the last date on which a payment of interest was made (being 9 February 2015) up to (but excluding) the Effective Date.”;

2.2.6	Clause 6.2.3 and Clause 6.3 shall be deleted in their entirety.
2.2.7	Clause 6.1 (Repayment, No Prepayment and No Termination) shall be modified by deleting the reference to “Clause 5.4 (Suspension of Interest Payments) or Clause 5.5 (Period of Suspension)”.
2.2.8	Clause 6.6 (Notice of Prepayment/Repayment) and Schedule 2 (Form of Officer’s Certificate) shall be modified by deleting the reference to “6.3 (Prepayment During Step-Up Interest Term)”.
2.2.9	Clause 7.6 (Tax Position of the Lender) shall be deleted and replaced with the following:

“7.6 Tax Position of the Lender

The Lender represents that it (i) is a public limited company which at the date hereof is a resident of the United Kingdom for the purposes of the Double Tax Treaty and is subject to taxation in the United Kingdom on the basis of its registration as a legal entity, location of its management body or another similar criterion (rather than merely on income from sources in the United Kingdom or connected with property located in the United Kingdom) and is liable for UK corporation tax for the purposes  of the Double Tax Treaty, and that it will be able to receive a UK residency certificate from the United Kingdom tax authorities, (ii) does not have a permanent establishment in Ukraine; and (iii) does not have any current intentions to effect, during the term of the Subordinated Loan, any corporate action or reorganisation or change of taxing jurisdiction that would result in the Lender ceasing to be a resident of the United Kingdom.”

2.2.10	the first sentence in Clause 7.7 (Delivery of Forms) shall be deleted and replaced with the following:

“The Lender shall within 30 days of the request of the Borrower (to the extent that the Lender is able to do so under applicable law) and in relation to the First Interest Payment Date, before the First Interest Payment Date, deliver to the Borrower, at the Borrower’s cost, a duly completed certificate issued by the competent taxing authority in the United Kingdom confirming that the Lender is a tax resident in the United Kingdom and (to the extent reasonably practicable) such other information or forms, including a power of attorney in form and substance acceptable to the Borrower authorising it to file the certificate on behalf of the Lender with the relevant tax authority, as may need to be duly completed and delivered to the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Ukrainian tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Ukrainian tax has not been obtained on the basis of the relevant provisions of the Double Tax Treaty.”

2.2.11	reference to “Drawdown Date” in Clause 10.2 (Governmental Approvals) shall be deleted and replaced with “Amended Drawdown Date”;
2.2.12	Clause 13.4 (Transactions with the Lender or its Related Entities) shall be deleted and replaced with the following:

“13.4 Transactions with the Lender or its Related Entities

13.4.1 Save as described in Clause 13.4.2 below, pursuant to the Banking Activity Instruction, during the term of this Agreement the Borrower may not enter into agreements pursuant to which:

(a) an obligation of the Borrower arises (or may arise) as to transfer of funds or property and/or as to performance of any other financial or property obligations towards the Lender; or

(b) the Borrower obtains (or may obtain) a right of claim towards the Lender.

13.4.2 For the avoidance of doubt and notwithstanding the provisions of Clause 13.4.1, the Borrower may enter into and perform its obligations under settlement and other transactions with the Lender pursuant to agreements providing for receipt of loans or other funds by the Borrower from the Lender and repayment thereof, together with all principal, interest, charges and other payments under the respective loan or other agreements, including, but not limited to this Agreement and the Fee Letters.

13.4.3 Pursuant to the Banking Activity Instruction, for so long as the Subordinated Loan or any part of it is or may be outstanding, the amount of claims of the Borrower to related entities (as determined pursuant to the Banking Activity Instruction) of the Lender and/or the amount of financial or property commitments assumed towards such related entities may not exceed 5 per cent. of the Borrower’s regulatory capital.”;

2.2.13	Clause 20.1 (Approval of Amendments by Central Bank) shall be deleted and replaced with:

“20.1 Approval of Amendments by Central Bank

20.1.1 If and to the extent required by the applicable legislation of Ukraine, any amendment to this Agreement shall be subject to registration with the Central Bank.

20.1.2 Pursuant to the Banking Activity Instruction, in case of amendments to this Agreement as to any extension of the Repayment Date the Borrower is required to amend the provisions of this Agreement in compliance with the requirements of the Ukrainian legislation (including the Banking Activity Instruction) as in effect as at the date of execution of the relevant amendment agreement and apply to the Central Bank for an extension of the Permit.

20.1.3 The Borrower undertakes to make all necessary filings with the Central Bank for the purposes of this Clause 20.1, and the Lender agrees to cooperate with the Borrower to the extent reasonably practicable.”;

2.2.14	the Lender’s notice details in Clause 23.2.2 shall be deleted and replaced with the following:

“Fifth Floor
6 St. Andrew Street
London EC4A 3AE

Attention: The Directors
Fax: +44 20 7832 4901

cc:

BNY Mellon Corporate Trustee Services Limited
One Canada Square
London E14 5AL

Fax no.: +44 20 7964 4637
Attention: Trustee Administration Manager”

2.2.15	Clause 24 (Law and Jurisdiction) shall be deleted and replaced with the following:

“24. Law and Arbitration

24.1 English law

This Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by, and shall be construed in accordance with, English law.

24.2 Arbitration

If any dispute arises out of or in connection with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or the consequences of its nullity and/or this Clause 24.2 (each a “Dispute”), the parties (and, following the execution of the Subordinated Loan Administration Assignment, the Trustee) irrevocably agree that any such Dispute shall be resolved, by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

24.3 Service of Process (Borrower)

The Borrower agrees that the service of process relating to any Disputes in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender (and, following the execution of the Subordinated Loan Administration Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender (and, following the execution of the Subordinated Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.”

2.2.16	Clause 27 (Central Bank Registration Requirement) shall be deleted and replaced with the following:

“27. Central Bank Requirements

27.1. Central Bank Registration Requirement

This Agreement shall become effective on the date of its registration with the Central Bank as confirmed by the loan registration notice of the Borrower bearing a registration notation and stamp of the Central Bank.

27.2. Maximum Interest Rate

27.2.1. Notwithstanding any other provisions hereof to the contrary (but subject to Clause 27.2.2 below), to the extent required by the mandatory provisions of the applicable regulations of the Central Bank (and only until such requirement is in effect):

(a) if the Borrower obtains a Permit within the period prescribed by the applicable regulations of the Central Bank and as long as such Permit (as may be extended and/or replaced pursuant to the provisions of the Banking Activity Instruction) remains in effect, the aggregate amount of all payments payable by the Borrower under this Agreement for the use of the Subordinated Loan (i.e., all payments made by the Borrower pursuant to this Agreement other than repayments of the principal amount of the Subordinated Loan, including, but not limited to, interest payments, fees and indemnity payments) shall not exceed the amount calculated by reference to the maximum interest rate established by the Central Bank for borrowings on subordinated debt terms effective as at the date of this Agreement or any amendment thereto relating to the extension of the Repayment Date (as applicable);

(b) if the Borrower fails to obtain a Permit within the period prescribed by the applicable regulations of the Central Bank or if, and as long as, such Permit is revoked or cancelled by the Central Bank (other than revocation or cancellation due to extension and/or replacement of such Permit pursuant to the Banking Activity Instruction), the aggregate amount of all payments payable by the Borrower under this Agreement for the use of the Subordinated Loan (i.e., all payments made by the Borrower pursuant to this Agreement other than repayments of the principal amount of the Subordinated Loan, including, but not limited to, interest payments, fees and indemnity payments) shall not exceed the amount calculated by reference to the maximum interest rate established by the Central Bank for foreign currency loans from non-residents and effective at the date of registration of this Agreement or (if and to the extent required by the applicable regulations of the Central Bank) amendments to this Agreement with the Central Bank.

For the avoidance of doubt, any application of this requirement shall not limit the rights of the Lender (and/or the Trustee, as applicable) under Clause 14 (Limited Acceleration Rights) of this Agreement.

27.2.2. Notwithstanding the provisions of Clause 27.2.1 above, the amount of fees payable by the Borrower to the Lender in connection with the amendments introduced by the Supplemental Subordinated Loan Agreement shall (in the amount not exceeding 2.0 per cent. of the principal amount of the Subordinated Loan outstanding as at the date of payment of such fees) be excluded from the calculation of the payments payable by the Borrower under this Agreement for the use of the Subordinated Loan for the purposes of paragraphs (a) and (b) of Clause 27.2.1 above.”;

2.2.17	the Lender’s notice details in Schedule 2 and Schedule 3 shall be deleted and replaced with the following:

“Fifth Floor
6 St. Andrew Street
London EC4A 3AE

Attention: The Directors”

2.2.18	the Trustee’s notice details in Schedule 2 and Schedule 3 shall be deleted and replaced with the following:

“BNY Mellon Corporate Trustee Services Limited
One Canada Square
London E14 5AL

Attention: Trustee Administration Manager”.

2.3	General Amendments

The following amendments shall be made to the Subordinated Loan Agreement.

2.3.1	deleting all references to “Standard Bank Plc” and replacing them with “UK SPV Credit Finance plc” reflecting the substitution of the New Lender and making any corresponding changes.
3	Substitution
3.1	The parties to this Supplemental Subordinated Loan Agreement have agreed and hereby agree to the substitution, in place of the Lender, of the New Lender as lender under the Subordinated Loan from and including the Effective Date.
3.2	The parties to this Supplemental Subordinated Loan Agreement hereby agree that, with effect from and including the Effective Date:
3.2.1	the New Lender shall be bound by the terms of the Subordinated Loan Agreement as the lender in place of the Lender and shall acquire and assume all of the rights and, subject to Clause 3.2.2 below, the obligations of the Lender under or in connection therewith; and
3.2.2	The Lender shall be and is hereby released and discharged from all of its rights and the obligations under or in connection with the Subordinated Loan Agreement (excluding any liabilities of or claims against the Lender arising or incurred prior to the Effective Date for which the Lender shall remain liable).
4	Borrower’s and New Lender’s Representations and Warranties
4.1	Borrower’s Representations and Warranties

The Borrower repeats the representations and warranties set out in Clause 10.1 (Status) to Clause 10.15 (Compliance with Laws) in the Subordinated Loan Agreement (as amended by the provisions of this Supplemental Subordinated Loan Agreement) other than the representations set out in Clauses 10.12 (No Material Adverse Change) and 10.13 (No Undisclosed Material Assets or Liabilities) as of the date hereof, the Effective Date and each date falling in-between, with reference to the Subordinated Loan Agreement as modified and supplemented by this Supplemental Subordinated Loan Agreement and with reference to the facts and circumstances existing at the relevant date and acknowledges that the Lender and New Lender have entered into this Supplemental Subordinated Loan Agreement in reliance on those representations and warranties.

4.2	New Lender’s Representations and Warranties

The New Lender repeats representations and warranties set out in Clause 7.6 (Tax Position of the Lender) (as amended by the provisions of this Supplemental Subordinated Loan Agreement) and Clause 11 (Representations and Warranties of the Lender) of the Subordinated Loan Agreement as of the date hereof, the Effective Date and each date falling in-between with reference to the facts and circumstances existing at the relevant date and with reference to the Subordinated Loan Agreement as modified and supplemented by this Supplemental Subordinated Loan Agreement.

5	Consent Fee Payment

In consideration of the New Lender agreeing to make amendments to the Subordinated Loan and subsequent amendments to the Notes, the Borrower hereby agrees that it shall pay to the New Lender, in Same-Day Funds by 4.30 p.m. (London time) one day before the Settlement Date a consent solicitation fee in the amount of U.S.$[●] to the following account of the New Lender [●].

“Settlement Date” means [●] 2015 (or such later date as may be agreed between the New Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Notes has been validly passed in relation to certain amendments to the terms of the Notes as set out in a notice of meeting to such holders dated 26 June 2015), subject to the registration of this Supplemental Subordinated Loan Agreement with the Central Bank

6	Assignments and Transfers
6.1	Binding Agreement

This Supplemental Subordinated Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

6.2	Provisions of the Subordinated Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Subordinated Loan Agreement shall apply to this Supplemental Subordinated Loan Agreement as if the same were repeated in full mutatis mutandis.

7	Status of the Subordinated Loan Agreement

Save for the amendments to the Subordinated Loan Agreement effected by this Supplemental Subordinated Loan Agreement, all terms and conditions of the Subordinated Loan Agreement shall remain in full force and effect and the Subordinated Loan Agreement with effect from the Effective Date shall be read and construed as one document with this Supplemental Subordinated Loan Agreement.

8	Contracts (Rights of Third Parties) Act 1999

Other than the Trustee, a person who is not a party to this Supplemental Subordinated Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Subordinated Loan Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9	Law and Arbitration
9.1	English law

This Supplemental Subordinated Loan Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by, and shall be construed in accordance with, English law.

If any dispute arises out of or in connection with this Supplemental Subordinated Loan Agreement, including a dispute as to the validity, existence or termination of this Supplemental Subordinated Loan Agreement or the consequences of its nullity and/or this Clause 9.2 (each a “Dispute”), the parties (and, following the execution of the Subordinated Loan Administration Assignment, the Trustee) irrevocably agree that any such Dispute shall be resolved, by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

9.2	Service of Process (Borrower)

The Borrower agrees that the service of process relating to any Disputes in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender and/or the New Lender (as applicable) (and, following the execution of the Subordinated Loan Administration Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender and/or the New Lender (as applicable) (and, following the execution of the Subordinated Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.

10	Single Agreement

This Supplemental Subordinated Loan Agreement shall be read as one with the Subordinated Loan Agreement so that all references in the Subordinated Loan Agreement to “this Agreement” are deemed to refer also to this Supplemental Subordinated Loan Agreement, provided always that in the event of any inconsistency between the Subordinated Loan Agreement and this Supplemental Subordinated Loan Agreement, the provisions of this Supplemental Subordinated Loan Agreement shall override inconsistent provisions of the Subordinated Loan Agreement.

11	Counterparts

This Supplemental Subordinated Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Subordinated Loan Agreement by executing any such counterpart.

12	Governing Language

This Supplemental Subordinated Loan Agreement is executed in the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Supplemental Subordinated Loan Agreement or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Supplemental Subordinated Loan Agreement, the English version of this Supplemental Subordinated Loan Agreement shall prevail and any question of interpretation shall be addressed solely in the English language.

13	Permit

To the extent that any part of the Subordinated Loan is to be treated as Tier 2 Capital by the Borrower, the Borrower will use its best efforts to procure that the Central Bank issues the Permit and will provide all relevant information and documentation to the Central Bank as may be necessary for the Permit.

If the Permit in connection with the Subordinated Loan Agreement as amended by this Supplemental Subordinated Loan Agreement is not provided to the Borrower within 60 days from the date of this Supplemental Subordinated Loan Agreement or is revoked or cancelled by the Central Bank or otherwise and/or the Subordinated Loan otherwise fails to qualify as Tier 2 Capital of the Borrower, the limitations and provisions under this Supplemental Subordinated Loan Agreement generally applicable under the Ukrainian law to the agreements for attraction of funds on subordinated debt terms shall not apply, to the extent not prohibited by Ukrainian law.

14	Central Bank Registration and Signing of the Supplemental Trust Deed

The amendments to the Subordinated Loan Agreement effected by this Supplemental Subordinated Loan Agreement shall become effective following (and not earlier than) their registration with the Central Bank (which shall be evidenced by a registration notice issued by the Borrower and a registration notation of the Central Bank) on the date of execution and delivery of the Supplemental Trust Deed between the Lender, the New Lender and the trustee relating to the Notes (the “Effective Date”).

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

ICBC STANDARD BANK PLC

By:

By:

PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”

By:

UK SPV CREDIT FINANCE PLC

By: